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Exhibit 99.1

Raptor Pharmaceutical Corp. Announces
EMA Validation of Marketing Authorization Application for RP103 for the Treatment of Nephropathic Cystinosis

FDA NDA submission planned in March 2012

Novato, California — March 26, 2012 — Raptor Pharmaceutical Corp. ("Raptor" or the "Company") (NASDAQ: RPTP), announced that the European Medicines Agency (“EMA”) has determined that Raptor’s Marketing Authorization Application (“MAA”)  for its investigational drug candidate, RP103 for the potential treatment of nephropathic cystinosis, submitted earlier this month, is valid.  Validation of the MAA confirms that the submission is sufficiently complete to begin the formal review process.

"This filing represents the Company’s first registration application and a significant milestone    in our journey to make RP103 available to cystinosis patients throughout the world” said Christopher M. Starr, Ph.D., Raptor’s Chief Executive Officer. “As we move closer to potential approvals, we remain dedicated to serving the cystinosis patients, medical community and foundations and thank them for their critical roles in bringing us to this point in the program.”

The MAA submission for registration includes data from Raptor’s Phase 3 clinical trial of RP103 (cysteamine bitartrate gastro-resistant capsules), which was announced in July 2011. As reported, RP103 met the clinical trial’s sole primary endpoint and there were no unexpected serious safety concerns attributable to RP103 experienced by patients in the trial.  The trial was conducted at three clinical sites in the U.S. and five clinical sites in Europe.

"We are very appreciative of the rapid initial assessment and validation of our application by EMA and look forward to working with the Committee for Medicinal Products for Human Use (“CHMP”) and our rapporteur and co-rapporteur on the MAA review,” said Patrice P. Rioux, M.D., Ph.D., Raptor’s Chief Medical Officer. “In the meantime, we remain on track to file our NDA submission for RP103 for the potential treatment of nephropathic cystinosis in the U.S. by the end of March.”

About Nephropathic Cystinosis

Nephropathic cystinosis, an orphan disease, is estimated to effect a population of 2,000 patients worldwide, including 500 patients in the U.S. and 800 patients in Europe.  Cystinosis patients have inherited a defective cystine transporter gene which results in body-wide cellular toxicity resulting from the abnormal buildup of the amino acid cystine in the lysosomes. Cystinosis is usually diagnosed in the first year of life and requires lifelong therapy.  Cystine crystals accumulate in various tissues and organs, including the kidneys, brain, liver, thyroid, pancreas, muscles and eyes. Left untreated, the disease is fatal by the first decade of life.  RP103 reduces cellular toxicity by continuously removing cystine from the lysosome.

About Cysteamine and RP103

RP103 is Raptor's proprietary delayed and extended release oral medication to treat the underlying metabolic cause of cystinosis. RP103 is an enteric coated, microbead formulation of cysteamine bitartrate that has been formulated to be sprinkled onto food for administration to patients too young to take oral capsules.  Raptor has been granted orphan product designation for RP103 by the EMA and FDA.

In December 2007, Raptor obtained an exclusive, worldwide license from the University of California, San Diego for the development of RP103 for nephropathic cystinosis and for cysteamine for other potential indications including Huntington's Disease currently in a Phase 2/3 clinical trial in France and non-alcoholic steatohepatitis ("NASH") currently in a Phase 2b clinical trial in the U.S.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. (NASDAQ: RPTP) (“Raptor”) seeks to research, produce, and deliver medicines that improve life for patients with severe, rare disorders. Raptor currently has product candidates in clinical development designed to potentially treat nephropathic cystinosis, Non-alcoholic Steatohepatitis (“NASH”), Huntington’s Disease (“HD”), aldehyde dehydrogenase deficiency (“ALDH2”), and thrombotic disorder.

Raptor’s preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein and related proteins that are designed to target cancer and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements: that Raptor will submit its NDA with the FDA by the end of March; that RP103 for the treatment of nephropathic cystinosis will be approved by the EMA or FDA; that Raptor will successfully commercialize RP103, if approved; and that Raptor will be able to successfully develop any of its other product candidates. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company's actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company's forward looking statements from fruition include: that Raptor may be unsuccessful in developing any products or acquiring products; that Raptor's technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that Raptor is unable to retain or attract key employees whose knowledge is essential to the development of its products; that unforeseen scientific difficulties develop with the Company's process; that Raptor's patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; that Raptor's products may not work as well as hoped or worse, that the Company's products may harm recipients; and that Raptor may not be able to raise sufficient funds for development or working capital. As well, Raptor's products may never develop into useful products and even if they do, they may not be approved for sale to the public. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including: Raptor's annual report on Form 10-K and Amendment No. 1 to its Annual Report on Form 10-K/A filed with the SEC on November 14, 2011 and December 19, 2011, respectively; and Raptor’s quarterly report on Form 10-Q filed with the SEC on January 6, 2012, which are available free of charge on the SEC's web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

Contact:

Trout Group (investors)
Lauren Glaser
(646) 378-2972
lglaser@troutgroup.com

EVC Group (media)
Janine McCargo
(646) 688-0425
jmccargo@evcgroup.com